SEVENTH AMENDMENT TO THE

SUB-ADVISORY AGREEMENT

This SEVENTH AMENDMENT TO THE SUB-ADVISORY AGREEMENT, dated as of May 1, 2023 is by and between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, Lincoln Variable Insurance Products Trust, (the “Trust”), a Delaware statutory trust, on behalf of its series, the LVIP JPMorgan Core Bond Fund, LVIP JPMorgan Mid Cap Value Fund, LVIP JPMorgan Small Cap Core Fund, and LVIP JPMorgan U.S. Equity(collectively the “Funds”) has entered into an Investment Management Agreement with the Adviser dated April 30, 2007 pursuant to which the Adviser has agreed to provide investment management services to the Funds, and pursuant to which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement;

WHEREAS, the Adviser and the Sub-Adviser are parties to a sub-advisory Agreement dated September 21, 2012, as amended from time to time, (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to the Funds;

WHEREAS, the Adviser has agreed with the Sub-Adviser to amend the Sub-Advisory Agreement to provide for the respective sub-advisory fee rates set forth in Schedule A to be payable on the assets of the Managed Portion of the Funds;

WHEREAS, the Board of Trustees of the Trust has approved this Seventh Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Fund.

WHEREAS, effective March 13, 2023, Lincoln Investment Advisors Corporation underwent a name change to “Lincoln Financial Investments Corporation.”

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Name Change. All references in the Sub-Advisory Agreement to “Lincoln Investment Advisors Corporation” are hereby changed to “Lincoln Financial Investments Corporation.”

2.	Marketing Materials. Section 9(c) of the Agreement shall be deleted in its entirety and replaced with the language below effective as of the effective date hereof.

9(c) Adviser agrees that, for each Fund, for so long as Adviser is the sole Sub-Adviser of that Fund, the ADVISER hereby grants each Fund and the Adviser a non-exclusive, non-assignable, non-sublicensable royalty-free right to use the name “J.P. Morgan” (and applicable derivatives or logos) in the name of each Fund and that such use of the name “J.P. Morgan” may include use of the name (and applicable derivatives or logos) in prospectuses, reports, and sales materials, provided any and all such uses shall be in accordance with JPMorgan Chase & Co. use and style guidelines then in effect, as provided by Sub-Adviser to the Adviser and the Funds. Each Fund and the Adviser shall include appropriate trademark credit lines and notice symbols as reasonably directed by Sub-Adviser. All use of the name “J. P. Morgan” and “JPMorgan” shall inure to the benefit of its owner, JPMorgan Chase & Co. Upon termination of this Agreement, each Fund and the Adviser shall forthwith cease to use the name of J.P. Morgan (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules, and regulations.

3.	Schedule A. Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof, to reflect the fee rates.

4.	Counterparts. This Seventh Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

6.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

LINCOLN FINANCIAL INVESTMENTS CORPORATION

By:	/s/Benjamin A. Richer
Name: Benjamin A. Richer
Title: Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jessica Badillo
Name: Jessica Badillo
Title: Vice President

SCHEDULE A

INVESTMENT SUB-ADVISORY FEES

Effective Date	Fund	Fees payable on assets of the Managed Portion
May 1, 2023	LVIP JPMorgan Select Mid Cap Value Managed Volatility Fund	All assets REDACTED

May 1, 2023	LVIP JPMorgan Retirement Income Fund	All assets REDACTED*

May 1, 2023	LVIP JPMorgan Core Bond Fund	All assets REDACTED

May 1, 2023	LVIP JPMorgan Mid Cap Value Fund	All assets REDACTED

May 1, 2023	LVIP JPMorgan Small Cap Core Fund	All assets REDACTED

May 1, 2023	LVIP JPMorgan U.S. Equity Fund	First $500 Million REDACTED Next $500 Million REDACTED Above $1 Billion REDACTED

*Investment Subadvisory fee not applicable – the Fund is a “fund of funds” that invests in underlying J.P. Morgan Funds.

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